Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

HC2 NAME CHANGE, INC.

(a Delaware corporation)

INTO

PTGI HOLDING, INC.

(a Delaware corporation)

(PURSUANT TO SECTION 253 OF THE

GENERAL CORPORATION LAW OF DELAWARE)

PTGi Holding, Inc., a corporation incorporated on February 4, 1994 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Corporation owns 100% of the capital stock of HC2 Name Change, Inc., a corporation incorporated on February 12, 2014 (the “Subsidiary”), pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), and that the Corporation, by resolutions of its Board of Directors (the “Board”) duly adopted pursuant to an action by unanimous written consent, effective as of February 21, 2014, determined to and did merge into itself said HC2 Name Change, Inc., which resolutions are set forth below:

WHEREAS, the Corporation lawfully owns all the outstanding stock of the Subsidiary; and

WHEREAS, the Corporation desires to merge the Subsidiary with and into the Corporation (the “Merger”) and to be possessed of all the estate, property, rights, privileges and franchises of the Subsidiary;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation merge the Subsidiary with and into the Corporation.

FURTHER RESOLVED, that an authorized officer of the Corporation be, and hereby is, directed to make and execute a certificate of ownership and merger (the “Certificate of Ownership and Merger”) setting forth a copy of the resolutions to merge the Subsidiary, and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of Delaware.

FURTHER RESOLVED, that at the Effective Time (as defined below), (i) the separate existence of the Subsidiary shall cease and the Corporation shall continue its existence as the surviving corporation of the Merger pursuant to provisions of the DGCL, (ii) each issued and outstanding share of capital stock of the Subsidiary shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor, and (iii) the Merger shall have the effects set forth in Section 259 of the DGCL.

FURTHER RESOLVED, that the Merger shall be effective as of the date and time of filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or such later date and time as shall be specified therein (such date and time of effectiveness, the “Effective Time”).

FURTHER RESOLVED, that, in accordance with Section 253(b) of the DGCL, at the Effective Time, the Corporation relinquishes its corporate name and assumes in place thereof the name “HC2 Holdings, Inc.”

FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said Merger.

SECOND: The Merger shall be effective as of April 9, 2014.

THIRD: Pursuant to Section 253(b) of the DGCL, at the Effective Time of the Merger, the name of the Corporation shall be changed to “HC2 Holdings, Inc.”

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Ownership and Merger as of April 9, 2014.

PTGI HOLDING, INC. ,
a Delaware corporation

By:	/s/ Andrea L. Mancuso
Andrea L. Mancuso
Acting General Counsel &
Corporate Secretary

Certificate of Ownership and Merger

S-1